                                                                  Exhibit 10.27


                           PRIMARY SUPPLIER AGREEMENT


         THIS PRIMARY SUPPLIER AGREEMENT, dated as of January 18, 2000 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), between FLAG TELECOM HOLDINGS LIMITED, a company organized and existing under the laws of Bermuda and having its principal office in Hamilton, Bermuda (said company, and any permitted successor or assign hereunder, the "GRANTOR"), and BELL ATLANTIC GLOBAL SYSTEMS COMPANY, a corporation organized and existing under the laws of Delaware and having its principal office in New York, New York (said company, and any permitted successor or assign hereunder, the "PURCHASER"). The Grantor and the Purchaser are herein sometimes collectively referred to as the "PARTIES" and individually referred to as a "Party".


                              W I T N E S S E T H:

         WHEREAS, an Affiliate of the Grantor has constructed a 10 gigabit per second undersea fiber optic cable system connecting the United Kingdom with Japan (the "FLAG Europe-Asia System"); an affiliate of Grantor is constructing, through a 50/50 joint venture with GTS TransAtlantic Holdings, Ltd. ("GTS"), a fiber optic cable system connecting London, UK and Paris, France to New York, New York with initial fully redundant capacity of at least 160 gigabits per second, and with potential for future upgrade to 2.4 terabits per second (the "FLAG Atlantic-1 System"); the Grantor has terrestrial connectivity between its landing stations in the United Kingdom and Spain to the city centers of London and Madrid and the Grantor has acquired the right to obtain through contractual arrangements with other facilities based bandwidth capacity providers intra-European connectivity from London to Paris, Brussels, Frankfurt, Amsterdam and other major European metropolitan areas (the "European Terrestrial System"); and

         WHEREAS, the FLAG Europe-Asia System, the FLAG Atlantic-1 System, and the European Terrestrial System are referred to herein individually as a "System" and collectively as the "FLAG Network"; and

         WHEREAS, Grantor may in the future construct or acquire other terrestrial and undersea fiber optic cable systems in which case such additional systems will be deemed to be a "System" and part of the FLAG Network under this Agreement; and

         WHEREAS, the Purchaser desires to acquire rights with respect to Capacity on the FLAG Network;

         NOW, THEREFORE, the Parties, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, covenant and agree with each other as follows:



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

1.       DEFINITIONS

         Unless otherwise defined herein, all terms which are commonly used in the telecommunications industry shall have the meanings commonly given such terms in such industry. In addition to terms defined in the preamble, the recitals and in the text of this Agreement (which shall have their assigned meanings when used herein), the following terms shall have the following meanings:

         "AFFILIATE" (Purchaser) means, at any time, any United States domestic Person, (excluding Puerto Rico and the Northern Mariana Islands) that at such time, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with Purchaser.. As used in this definition, "Control" means the ability to direct the purchasing decisions of such Person. Where 10% or more of a Person's voting or equity interests are directly or indirectly held by Purchaser, its parent company, subsidiary or Affiliate, and such Person is not an Affiliate of Purchaser, such Person will have the option but not the obligation to purchase Capacity under this Agreement. Should such Person determine to purchase Capacity under this Agreement, such Person's Capacity Requirements after the opt-in date would then be counted towards determining the Minimum Bell Purchase Requirement. Such Person who opts in shall be treated as an Affiliate of Purchaser for purposes of this Agreement and shall be subject to all terms of this Agreement binding on Purchaser.

         "Affiliate" (Grantor) means, at any time, and with respect to any Person, any other Person that at such time, directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with Grantor. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "APPLICABLE ROUTE" means any specific route served by the FLAG Network.


         "CAPACITY" means undersea facilities based communications capacity in any fiber optic cable, including any terrestrial backhaul circuits required as part of the System design.

         "CAPACITY REQUIREMENTS" means a Purchase or Purchases by Purchaser and/or any Affiliate of Purchaser, of Capacity on any Applicable Route, PROVIDED, HOWEVER, that Capacity Requirements shall not include (a) Capacity that is provided through the Purchaser's and its Affiliates' wholly owned facilities, (b) Capacity that is provided through facilities that are not wholly owned by Purchaser (e.g. a consortium cable) but on which Purchaser or its Affiliates have acquired rights including upgrade rights prior to the date hereof or the Affiliate opt in date, whichever is later for such Affiliate, (c) Capacity that is provided through any facilities or rights in facilities including upgrade rights thereto that are owned by any Person or its Affiliates at the time that such Person is acquired by or merged with the Purchaser (but only to the extent such facilities or rights to facilities were acquired by such Person or its Affiliates prior to the completion of the acquisition or merger), (d) Purchases of Capacity made by any Person acquired by or merged with the Purchaser, including any associated upgrade rights, (but only to the extent that the Commitment Date for the initial Purchase of Capacity occurred prior to the completion of the acquisition or merger), (e) services, including but not limited to switched and/or dedicated services or international minutes of use, purchased from persons other than Grantor or Purchaser and/or their Affiliates, for internal use or resale to other persons by Purchaser, and (f) those circumstances where Grantor is unable to provide undersea facilities sufficient to meet Purchaser's reasonable service and ready-for-service date requirements, including the specific route on which Purchaser wishes to secure Capacity.

         "CAPACITY REQUIREMENTS ATTRIBUTABLE TO ANY COMMITMENT YEAR " means all Capacity Requirements with a Commitment Date during such Commitment Year.

         "COMMITMENT DATE" means, with respect to any Capacity Requirement, the date that Purchaser shall have signed, or otherwise becomes bound under, a capacity purchase agreement or, in the case of any exercise of any option or right to obtain additional Capacity pursuant to an existing capacity purchase agreement, the date of such exercise.

         "COMMITMENT YEAR" means each calendar year during the Minimum Capacity Period.

         "CPA" means any written agreement between the Purchaser and any of its Affiliates and Grantor or any of its Affiliates providing for the purchase, lease or other acquisition of any Interest in Capacity to meet the Minimum Bell Purchase Requirement.

         "DOLLARS" or "$" means United States dollars.

         "FLAG COST" means the capitalized cost of constructing each System divided by the Capacity provided by that System, and, in the case of a non point-to-point system (e.g. the FLAG Europe-Asia System, not the FLAG Atlantic-1 System), divided by the then current estimate of the maximum potential fill rate of the System. Where Grantor or an Affiliate acquires Capacity from other Providers (including for this purpose affiliates Grantor does not control), FLAG Cost means the price Grantor pays to acquire the amount of Capacity requested by Purchaser. After any System has been upgraded, FLAG Cost shall be recalculated as follows:

                  (a) Where Purchaser has made a Purchase commitment for any System before the date of financial closure of that System (a "Founding Purchaser Commitment"), and for an amount of additional Capacity equal to the Capacity purchased in the Founding Purchaser Commitment in proportion to the percentage increase in the Capacity of the System on an upgrade, FLAG Cost means the incremental capitalized cost of the upgrade divided by the incremental Capacity provided by the upgrade.

                  (b) In all other cases, FLAG Cost means the capitalized cost of the System plus the capitalized cost of all upgrades up to the date of the Purchase divided by the Capacity of the System at the date of the Purchase and, in the case of a non point-to-point system (e.g. the FLAG Europe-Asia System, not the FLAG Atlantic-1 System), divided by the then current estimate of the maximum potential fill rate of the System.

         For the purposes of this definition, capitalized cost shall include all relevant costs relating to the design, development, financing, construction and bringing into service of each System, including all relevant costs of technical infrastructure, program management, finance charges (including bank fees), licenses and permits, and other related costs. FLAG Cost shall not include sales and general administrative costs. Purchaser and its Affiliates shall have the right to audit FLAG Cost upon reasonable notice to Grantor.

         "INTEREST IN CAPACITY" means any ownership interest in or right to use Capacity (including, without limitation, by way of lease or indefeasible right of use).

         "MINIMUM CAPACITY PERIOD" shall mean the four-year period commencing on 1 January 2000.

         "MINIMUM BELL PURCHASE REQUIREMENT" means, for each Commitment Year, 50% of the Capacity Requirements. Except as otherwise provided herein, Purchaser shall have the option, but not be obligated, to make Purchases of Capacity on any FLAG terrestrial system and have those purchases applied towards the Minimum Bell Purchase Requirement. Except as otherwise provided herein, Purchaser's aggregate global subsea Capacity Requirements may be met by making capacity purchases on any one System or a combination of Systems. The calculation of the Minimum Bell Purchase Requirement shall be in STM-1 equivalents. In the case of a purchase of non-specific capacity (e.g. a fiber pair) the number of STM-1 equivalents shall be derived by reference to the number of STM-1s available within such non-specific capacity in the Commitment Year.

         "PERSON" means any natural person, corporation, limited liability company, trust, joint venture, association, company, consortium, partnership, governmental authority or other entity.

         "PREVAILING CURRENT MARKET PRICE" means, with respect to any Capacity, the lowest market price generally available at the time such Capacity is committed, for a like amount of substantially similar Capacity (which such similarities shall include substantially similar geographical route, timing, restoration capabilities and quality) but shall exclude Capacity that is being sold at prices materially below what would be attributable to supply and demand factors in a competitive marketplace. The calculation of Prevailing Current Market Price shall consider, among other things, consortium cable pricing, including initial party and upgrade prices when being compared to the initial founding investor price on a System and IRU pricing for other purchases.


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

         "PROVIDER" means any Person who provides an Interest in Capacity.

         "PURCHASE OF CAPACITY" means any purchase, lease or other acquisition of an Interest in Capacity by Purchaser, whether such Interest in Capacity is acquired for cash, on credit or in exchange for non-monetary assets.

         "TERMINATION DATE" means the date on which this Agreement is terminated.


2.       MINIMUM CAPACITY COMMITMENT AND PROVISIONING

                  (a) The Purchaser hereby agrees to purchase from Grantor and its Affiliates, during each Commitment Year, Interests in Capacity equivalent to the Minimum BELL Purchase Requirement. The Parties agree that any of Purchaser's Capacity Requirements in excess of the Minimum BELL Purchase Requirement may be acquired by the Purchaser from other Providers.

                  (b) Purchaser will pay for the Minimum BELL Purchase Requirement and any associated upgrade Capacity in accordance with the terms on Schedule A attached hereto.

                  (c) Purchases of Capacity on any System pursuant to this Agreement shall be effected by Purchaser executing, delivering and complying with a CPA with Grantor or any of its Affiliates. Purchaser acknowledges that the purpose of this Agreement is to support the development of Purchaser's international communications transport and services business and Purchaser may utilize its Capacity purchased pursuant hereto in any manner it chooses. Notwithstanding the foregoing, if any of the Capacity is being resold in a manner that causes Purchaser or any of its Affiliates to be in competition with Grantor or any of its Affiliates, Grantor or Purchaser may, by notice to the other terminate this Agreement. If this Agreement is so terminated by either Party, that Capacity (including applicable upgrade rights) which Purchaser has purchased from Grantor or its Affiliates pursuant hereto may be used by Purchaser in any manner it chooses.

                  (d) The Purchaser will use all commercially reasonable efforts to make Purchases of Capacity to satisfy the Minimum BELL Purchase Requirement for each Commitment Year from time to time throughout such Commitment Year so as to maintain a balance between Capacity Requirements acquired from Grantor and its Affiliates and those acquired from other Providers, subject to the following true up. Within thirty (30) days after the end of each Commitment Year, Purchaser shall determine (i) the aggregate Capacity Requirements for such Commitment Year and (ii) the amount of Capacity purchased by the Purchaser from Grantor and its Affiliates during such Commitment Year. If Purchaser had not satisfied the Minimum Bell Purchase Requirement for such Commitment Year, Purchaser shall forthwith pay to Grantor the amount of the deficiency. Such amount shall be credited against amounts payable by Purchaser and its Affiliates in connection with subsequent Purchases of Capacity on the FLAG Network, provided that such amount shall not be credited against or otherwise reduce the Minimum BELL Purchase Requirement for the then current or any subsequent Commitment Year. The pricing for Capacity purchased by Purchaser with such a credit shall be calculated pursuant to Section 2(b) above.

                  (e) Subject to the terms and conditions of the CPAs, the Grantor and its Affiliates shall have full and complete control, authority and responsibility for determining any system configuration or designs or changes therein, system upgrades, routing configurations or rearrangement and all related functions with regard to each System and the provisions of Capacity thereon to the Purchaser and shall keep Purchaser apprised of any and all developments that might impact Purchaser's commitments hereunder. However, Grantor shall not substitute routes or Systems chosen by Purchaser without the express written consent of Purchaser. The Grantor and its Affiliates will have sole responsibility for negotiating, executing and administering contracts and all other aspects related to the construction, operation, maintenance and repair of each System. The Parties shall negotiate in good faith to include the following in each CPA where, and to the extent, applicable per system design and offered to other customers of
         Grantor: service levels for essential metrics including bit error rate, availability, mean time to respond and restore, and fulfillment of provisioning times; service level relief in the event of failure to meet service levels; a failure to fulfill provisioning times shall have the result that Purchaser's procurement of replacement Capacity shall not be counted when calculating the Minimum Bell Purchase Requirement; and chronic failure to meet service levels shall be a material breach. Failure of the Parties to agree on each of the foregoing terms in a CPA shall have the result that Purchaser's procurement of such Capacity from a third party shall not be counted when calculating the Minimum Bell Purchase Requirement.

                  (f) Purchaser shall pay Grantor such amounts for reasonable operation and maintenance at a price of cost (to be defined on a case by case basis) plus 10%, with such payments tied to Purchaser's request for circuit activation. Purchaser and its Affiliates shall have the right, upon reasonable notice to Grantor, to audit the cost components of Operation and Maintenance.

                  (g) After the end of each Commitment Year, Grantor will be entitled to request Purchaser to provide an annual Letter of Representation from Purchaser's Auditor (or other professional advisor) that confirms the Minimum BELL Purchase Requirement for that year.


3.       GLOBAL PORTABILITY

         Purchases of Capacity under this Agreement may be swapped for Capacity of equivalent value under Grantor's Global Portability Program. This Program will be described in detail in any CPA signed by the Parties.


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

4.       CHANGE IN CONTROL

         If during the term of this Agreement, any person acquires a majority of the equity interest, assets or Control of Grantor or any Affiliate controlling the FLAG Network and Purchaser has not participated in that transaction, the Purchaser shall have the right to terminate its future Minimum BELL Purchase Requirements described in Section 2(a) hereof by delivering written notice to the Grantor within 30 days of the consummation of any such acquisition transaction, which such written notice shall specify a termination date (the "COMMITMENT TERMINATION DATE") determined by the Purchaser in its sole discretion; PROVIDED that any Capacity previously purchased by the Purchaser may not be terminated.


5.       REPRESENTATIONS

                  (a) The Grantor hereby represents and warrants to the Purchaser that (i) the Grantor is a company duly organized and validly existing under the laws of Bermuda; (ii) the execution, delivery and performance of this Agreement by the Grantor have been duly authorized by all necessary corporate action on the part of the Grantor and this Agreement is a valid, binding and enforceable obligation of the Grantor enforceable against the Grantor in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement by the Grantor do not violate, conflict with or constitute a breach of, the organizational documents or any order, decree or judgment of any court, tribunal or governmental authority binding on the Grantor.

                  (b) The Purchaser hereby represents and warrants to the Grantor that (i) the Purchaser is a corporation duly organized and validly existing under the laws of its jurisdiction of organization;
         (ii) the execution, delivery and performance of this Agreement by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement is a valid, binding and enforceable obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and (iii) the execution, delivery and performance of this Agreement by the Purchaser do not violate, conflict with or constitute a breach of, the organizational documents or any order, decree or judgment of any court, tribunal or governmental authority binding on the Purchaser.


6.       SETTLEMENT OF DISPUTES

                  (a) The Parties shall endeavor to settle amicably by mutual discussions any disputes, differences, or claims whatsoever related to this Agreement.

                  (b) Failing such amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with


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         such Rules. The place of arbitration shall be London. The arbitration shall be conducted in English. The decision and award resulting from such arbitration shall be final and binding on the Parties. Judgement on the arbitration award may be rendered by any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an award of enforcement. Insofar as permissible under the applicable laws, the Parties hereby waive all rights to object to any action for judgement or execution which may be brought before a court of competent jurisdiction on an arbitration award or on a judgement rendered thereon.

7.       GOVERNING LAW

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS.

8.       WAIVER OF IMMUNITY

         The Parties acknowledge that this Agreement is commercial in nature, and each Party hereto expressly and irrevocably waives any claim or right which it may have to immunity (whether sovereign immunity, act of state or otherwise) for itself or with respect to any of its assets in connection with an arbitration, arbitral award or other proceeding to enforce this Agreement, including, without limitation, immunity from service of process, immunity of any of its assets from pre- or post-judgment attachment or execution and immunity from the jurisdiction of any court or arbitral tribunal.

9.       NO THIRD PARTY BENEFICIARIES

         This Agreement does not provide and is not intended to provide third parties (including, but not limited to, customers of the Purchaser) with any remedy, claim, liability, reimbursement, cause of action, or any other right.

10.      ASSIGNMENT

                  (a) This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided that, neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned or transferred by either of the Parties hereto without the prior written consent of the other Party, and any attempted assignment or transfer in violation of this clause shall be void. Notwithstanding the foregoing, Purchaser may assign its rights, duties and obligations under this Agreement upon notice to Grantor, but without Grantor's prior consent, to Purchaser's Affiliates or to any transferee of or successor to all or substantially all of the business assets of Purchaser, provided:


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

                  (i) the Affiliate, transferee or successor agrees to be bound by all terms and conditions of this Agreement; and

                  (ii) the Affiliate, transferee or successor is authorised or permitted under the laws and regulations of its country to acquire and use the Capacity.


                  (b) Grantor may use subcontractors or agents to fulfil its obligations as set forth in the applicable CPAs.

11.      NOTICES

         Each notice, demand, certification or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or sent by registered mail or by facsimile transmission to the address of the respective Party as shown below (or such other address as may be designated in writing to the other party hereto in accordance with the terms of this Section):

                 If to the Purchaser:      Bell Atlantic Global Systems Company
                                           1095 Avenue of the Americas
                                           New York, New York  10036
                 Attn:                     President
                 Fax No:                   212-598-2862


                 With Copy to:             Bell Atlantic Corporation
                                           1095 Avenue of the Americas
                                           New York, New York
                 Attn:                     International Counsel
                 Fax No.                   212-764-2739


                 With Copy to              Bell Atlantic International
                                           1095 Avenue of the Americas
                                           Room 444
                                           New York, NY 10036
                 Attn:                     John Pricken
                 Fax No.:                  212-597-2696


                 If to the Grantor:        FLAG Telecom Holdings Limited
                                           The Emporium Building
                                           69 Front Street
                                           4th Floor



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

                                            Hamilton  HM  12
                                            Bermuda

                  Attn:                     Chief Executive Officer
                  Fax No.:                  441-296-0938

                  With Copy to:             FLAG Telecom Limited
                                            103 Mount Street - 3rd Floor
                                            London W1Y 5HE UK

                  Attn:                     General Counsel
                  Fax No.:                  011-44-20-7317-0808

                  Any change to the name, address and facsimile numbers may be made at any time by giving fifteen (15) days prior written notice in accordance with this Section. Any such notice, demand or other communication shall be deemed to have been received, if delivered by hand, at the time of delivery or, if posted, at the expiration of seven
         (7) days after the envelope containing the same shall have been deposited in the post maintained for such purpose, postage prepaid, or, if sent by facsimile, at the date of transmission if confirmed receipt is followed by postal notice.

12.      SEVERABILITY

         If any provision of this Agreement is found by an arbitral, judicial or regulatory authority having jurisdiction to be void or unenforceable, such provision shall be deemed to be deleted from this Agreement and the remaining provisions shall continue in full force and effect.

13.      HEADINGS

         The Section headings of this Agreement are for convenience of reference only and are not intended to restrict, affect or influence the interpretation or construction of provisions of such Section.


14.      COUNTERPARTS

          This Agreement may be executed in counterparts. Any single counterpart or set of counterparts signed, in either case, by both of the Parties hereto shall constitute a full and original agreement for all purposes.

15.      ENTIRE AGREEMENT

         This Agreement supersedes all prior oral or written understandings between the parties hereto and constitutes the entire agreement with respect to the subject matter herein. Any


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

         and all prior or contemporaneous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.


16.      AMENDMENTS AND WAIVERS

         No amendment or waiver of any provisions of this Agreement, and no consent to any default under this Agreement, shall be effective unless the same shall be in writing and duly executed by the party against whom such amendment, waiver or consent is claimed. In addition, no course of dealing or failure of either Party to enforce strictly any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition.


17.      PUBLICITY AND CONFIDENTIALITY

         The provisions of this Agreement and any other information, written or oral, with respect to this Agreement or delivered hereunder ("Confidential Information") will be kept confidential and shall not be disclosed, in whole or in part, to any person other than affiliates, officers, directors, employees, agents or representatives of a party (collectively, "Representatives") who need to know such Confidential Information for the purpose of negotiating, executing and implementing this Agreement. Each party agrees to inform each of its Representatives of the non-public nature of the Confidential Information and to direct such persons to treat such Confidential Information in accordance with the terms of this Section. Nothing herein shall prevent a Party from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any regulation of, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (iv) to a party's legal counsel or independent auditors or other advisers, (v) to existing or prospective lenders to the Grantor or any of its affiliates, and (vi) to any actual or proposed permitted assignee of all or part of its rights hereunder provided that such actual or proposed assignee agrees in writing to be bound by the provisions of this Section.

         Neither Party shall make any public announcement with respect to this Agreement or the contents hereof without the other Party's consent.

18.      LIMITATION OF LIABILITY

         In no event shall the Purchaser or the Grantor be liable to the other for consequential, incidental, indirect or special damages, including, but not limited to, loss of revenue, loss of business opportunity, or the costs associated therewith.

19.      TERMINATION AND BREACH

         (a) In addition to any other rights or remedies that either Party may have hereunder or at law or in equity, in the event that either Party defaults in the performance of any material term hereunder (a "Material Breach") and fails to cure such Material Breach within forty-five (45) days after written notice from the other Party, then the other Party may, by giving not less than ten (10) days prior written notice to the breaching Party, terminate this Agreement as of a date specified in such notice of termination.

         (b) In the event that either Party hereto (i) files a voluntary petition for protection under any applicable bankruptcy law; (ii) is the subject of any involuntary proceedings, in bankruptcy, insolvency or for the appointment of a receiver or similar officer for it and such proceeding is not dismissed within sixty (60) days of the filing thereof; (iii) makes an assignment for the benefit of all or substantially all of its creditors; or (iv) enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then the other Party hereto may, by giving written notice thereof to such Party, terminate this Agreement as of a date specified in such notice of termination, which date will be at least two (2) months following the date of such notice.

         (c) In the event of termination by a Party, each Party will perform its obligations under this Agreement up to the effective date of termination. Each Party shall also perform obligations which survive termination under this Agreement. In the event of termination for cause, the terminating Party will have no further obligation or liability to the other Party after the effective date of termination except for obligations or liabilities that survive termination of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

FLAG TELECOM HOLDINGS LIMITED

By:      /s/ Andres Bande
         ----------------------------

Name:    Andres Bande
         ----------------------------

Title:   Chairman & CEO
         ----------------------------


BELL ATLANTIC GLOBAL SYSTEMS COMPANY

By:      /s/ Daniel C. Petri
         ----------------------------

Name:    Daniel C. Petri
         ----------------------------

Title:   President
         ----------------------------



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